Independent Auditors' Consent



To The Board of Trustees of
Oppenheimer Europe Fund:

We consent to the use in this Registration Statement of Oppenheimer Europe Fund of our report dated September 22, 2000, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of the Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.


/s/ KPMG LLP

KPMG LLP

Denver, Colorado
December 22, 2000